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EXHIBIT 99

RISK FACTORS

LIQUIDITY AND CAPITAL RESOURCES

    LIQUIDITY. The Company requires significant operating cash to purchase Contracts. As a result of the Company's expansion since inception and its program of securitizing and selling Contracts, the Company's cash requirements have in the past exceeded cash generated from operations. The Company's primary operating cash requirements include the funding of (a) purchases of Contracts pending their pooling and sale, (b) Spread Accounts in connection with sales or securitizations of Contracts, (c) fees and expenses incurred in connection with its sales and securitizations of Contracts, (d) tax payments and (e) ongoing administrative and other operating expenses. Net cash used in operating activities during fiscal 1995, the nine-month transition period ended December 31, 1995, and the year ended December 31, 1996 was $6.1 million, $18.5 million, and $9.7 million, respectively. The Company has obtained these funds in three ways: (a) loans and warehouse financing arrangements, pursuant to which Contracts are financed on a temporary basis; (b) securitizations or sales of Contracts, pursuant to which Contracts are sold; and (c) external financing.
At December 31, 1996 the Company had cash of approximately $154,000.

    CASH REQUIREMENTS ASSOCIATED WITH SECURITIZATION TRUSTS. Under the financial structures the Company has used to date in its seventeen securitizations, certain excess servicing cash flows generated by the Contracts are retained in a Spread Account within the securitization trusts to provide liquidity and credit enhancement. While the specific terms and mechanics of the Spread Account vary slightly among transactions, the Company's agreements with Financial Security Assurance, Inc. ("FSA"), the financial guaranty insurer that has provided credit enhancements in connection with the Company's securitizations since June 1994, generally provide that the Company is not entitled to receive any excess servicing cash flows unless certain Spread Account balances have been attained and/or the delinquency or losses related to the Contracts in the pool are below certain predetermined levels. In the event delinquencies and losses on the Contracts exceed such levels, the terms of the securitization may require increased Spread Account balances to be accumulated for the particular pool; may restrict the distribution to the Company of excess cash flows associated with other pools in which asset-backed securities are insured by FSA; or, in certain circumstances, may require the transfer of servicing on some or all of the Contracts in FSA-insured pools to another servicer. The imposition by FSA of any of these conditions could materially adversely affect the Company's liquidity and financial condition. In the past, delinquency and loss levels on ten of the FSA-insured pools have attained levels which temporarily resulted in increased Spread Account requirements for those pools. As of December 31, 1996, all FSA-insured pools were performing within the guidelines required by their related insurance policies and therefore were not subject to increased Spread Account requirements.

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    DEPENDENCE ON WAREHOUSE FINANCING.  One of the Company's primary sources of financing is its $100.0 million warehouse line of credit (the "Warehouse Line of Credit"), under which the Company borrows against Contracts held for sale, pending their sale in securitization transactions. The Warehouse Line of Credit expires in 1998. The Company expects to be able to maintain existing warehouse arrangements (or to obtain replacement or additional financing) as current arrangements expire or become fully utilized; however, there can be no assurance that such financing will be obtainable on favorable terms. To the extent that the Company is unable to maintain its existing Warehouse Line of Credit or is unable to arrange new warehouse lines of credit, the Company may have to curtail Contract purchasing activities, which could have a material adverse effect on the Company's financial condition and results of operations.

    DEPENDENCE ON SECURITIZATION PROGRAM. The Company is dependent upon its ability to continue to pool and sell Contracts in order to generate cash proceeds for new purchases. Adverse changes in the market for securitized Contract pools, or a substantial lengthening of the warehousing period, would burden the Company's financing capabilities, could require the Company to curtail its purchase of Contracts, and could have a material adverse effect on the Company. In addition, as a means of reducing the percentage of cash collateral that the Company would otherwise be required to deposit and maintain in Spread Accounts, all of the Company's securitizations since June 1994 have utilized credit enhancement in the form of financial guaranty insurance policies issued by FSA to achieve "AAA/Aaa" ratings for the asset-backed securities that have been sold to investors. The Company believes that financial guaranty insurance policies reduce the costs of securitizations relative to alternative forms of credit enhancements available to the Company. FSA is not required to insure Company-sponsored securitizations and there can be no assurance that it will continue to do so or that future securitizations will be similarly rated. Similarly, there can be no assurance that any securitization transaction will be available on terms acceptable to the Company, or at all. The timing of any securitization transaction is affected by a number of factors beyond the Company's control, any of which could cause substantial delays, including, without limitation, market conditions and the approval by all parties of the terms of the securitization. Any delay in the sale of a pool of Contracts beyond a quarter-end could reduce the gain on sale recognized in such quarter and could result in decreased earnings or possible losses for such quarter being reported by the Company.

ECONOMIC CONSIDERATIONS

    RISK OF GENERAL ECONOMIC DOWNTURN. The Company's business is directly related to sales of new and used automobiles, which are affected by employment rates, prevailing interest rates and other domestic economic conditions. Delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on Sub-Prime

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Borrowers, the actual rates of delinquencies, repossessions and losses on such
Contracts could be higher under adverse economic conditions than those currently experienced in the automobile finance industry in general. Any sustained period of economic slowdown or recession could adversely affect the Company's ability to sell or securitize pools of Contracts. The timing of any economic changes is uncertain, and sluggish sales of automobiles and weakness in the economy could have an adverse effect on the Company's business and that of the Dealers from which it purchases Contracts.

    CREDITWORTHINESS OF BORROWERS. The Company specializes in the purchase, sale and servicing of Contracts to finance automobile purchases by Sub-Prime Borrowers, which entail a higher risk of non-performance, higher delinquencies and higher losses than Contracts with more creditworthy borrowers. While the Company believes that the underwriting criteria and collection methods it employs enable it to control the higher risks inherent in Contracts with Sub-Prime Borrowers, no assurance can be given that such criteria and methods will afford adequate protection against such risks. Since inception, the Company has expanded its operations significantly and has rapidly increased its Servicing Portfolio. Because there is limited performance data available with respect to that portion of the Company's Servicing Portfolio purchased most recently, historical delinquency and loss statistics are not necessarily indicative of future performance. The Company has experienced fluctuations in the delinquency and charge-off performance of its Contracts, including an upward trend for each. The Company believes, however, that such fluctuations are normal and that the upward trend is the result of the seasoning of the Servicing Portfolio. In the event that portfolios of Contracts sold and serviced by the Company experience greater defaults, higher delinquencies or higher losses than anticipated, the Company's earnings could be negatively impacted. In addition, the Company bears the entire risk of loss on Contracts it holds for sale. A larger number of defaults than anticipated could also result in adverse changes in the structure of the Company's future securitization transactions, such as increased interest rates on the asset-backed securities issued in those transactions.

    CONTRACTS MAY BE ONLY PARTIALLY SECURED. Although the Contracts are each secured by a lien on the purchased vehicle, a repossession in the event of default generally does not yield proceeds sufficient to pay all amounts owing under a Contract. The actual cash value of the vehicle may be less than the amount financed at inception of the Contract, and also thereafter, because the amount financed may be as much as 115% of the wholesale book value in the case of used vehicles or 110% of manufacturer's invoice in the case of new vehicles, plus sales tax, licensing fees, and any service contract or credit life or disability policy purchased by the borrower, less the borrower's down payment and/or trade-in allowance (generally not less than 10% of the vehicle sales price). In addition, the proceeds available upon resale are reduced by statutory liens, such as those for repairs, storage, unpaid taxes and unpaid parking fines, and by the costs incurred in the repossession and resale. Unless the Contract is sufficiently seasoned that the borrower has substantial equity in the vehicle, the proceeds of sale are generally insufficient to pay all amounts owing. For that reason, the Company's collection policies aim to avoid repossession to the extent possible.

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    GEOGRAPHIC CONCENTRATION OF BUSINESS.  For the year ended December 31,
1996, the Company purchased 25.8% of its Contracts from Dealers located in California, and its prospects are dependent, in part, upon economic conditions prevailing in this state. Such geographic concentration increases the potential impact of collection disruptions and casualty losses on the financed vehicles which could result from regional economic or catastrophic events. Although the percentage of the Servicing Portfolio purchased from Dealers in California has been declining as the Company's volume of Contract purchases has increased, at December 31, 1996, 33.3% of the Servicing Portfolio represents obligations of automobile purchasers in California. Accordingly, an economic slowdown in California could result in a decline in the availability of Contracts for purchase by the Company as well as an increase in delinquencies and repossessions. Such conditions could have a material adverse effect on the Company's revenue and results of operations.

    POSSIBLE INCREASE IN COST OF FUNDS. The Company's profitability is determined by, among other things, the difference between the rate of interest charged on the Contracts purchased by the Company and the pass-through rate of interest (the "Pass-Through Rate") payable to investors on portfolios of Contracts sold by the Company. The Contracts purchased by the Company generally bear the maximum finance charges permitted by applicable state law. The fixed Pass-Through Rates payable to investors on portfolios of Contracts sold by the Company are based on interest rates prevailing in the market at the time of sale. Consequently, increases in market interest rates tend to reduce the "spread" or margin between Contract finance charges and the Pass-Through Rates required by investors and, thus, the potential operating profits to the Company from the purchase, sale and servicing of Contracts. Operating profits expected to be earned by the Company on portfolios of Contracts previously sold are insulated from the adverse effects of increasing interest rates because the Pass-Through Rates on such portfolios were fixed at the time the Contracts were sold. Any future increases in interest rates would likely increase the Pass-Through Rates for future portfolios sold and could have a material adverse effect on the Company's results of operations.

    PREPAYMENT AND DEFAULT RISK. Gains from the sale of Contracts in the Company's seventeen securitization transactions have constituted a significant portion of the net earnings of the Company and are likely to continue to represent a significant portion of the Company's net earnings. A portion of the gains are based in part on management's estimates of future prepayment and default rates and other considerations in light of then-current conditions. If actual prepayments with respect to Contracts occur more quickly than was projected at the time such Contracts were sold, as can occur when interest rates decline, or if default rates are greater than projected at the time such Contracts were sold, a charge to earnings may be required and would be taken in the period of adjustment. If actual prepayments occur more slowly or if default rates are lower than estimated with respect to Contracts sold, total revenue

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would exceed previously estimated amounts. Actual default and prepayment performance, both in the aggregate and as to each securitization trust, has been materially consistent with management's estimates. No material charges to earnings have occurred as a result of default and prepayment performance. However, there can be no assurance that charges to earnings will not occur in the future as a result of actual default and prepayment performance exceeding management's estimates.

COMPETITION

    The automobile financing business is highly competitive. The Company competes with a number of national, local and regional finance companies. In addition, competitors or potential competitors include other types of financial services companies, such as commercial banks, savings and loan associations, leasing companies, credit unions providing retail loan financing and lease financing for new and used vehicles and captive finance companies affiliated with major automobile manufacturers such as General Motors Acceptance Corporation, Ford Motor Credit Corporation, Chrysler Credit Corporation and Nissan Motors Acceptance Corporation. Many of the Company's competitors and potential competitors possess substantially greater financial, marketing, technical, personnel and other resources than the Company. Moreover, the Company's future profitability will be directly related to the availability and cost of its capital relative to that of its competitors. The Company's competitors and potential competitors include far larger, more established companies that have access to capital markets for unsecured commercial paper and investment grade rated debt instruments, and to other funding sources which may be unavailable to the Company. Many of these companies also have long-standing relationships with Dealers and may provide other financing to Dealers, including floor plan financing for the Dealers' purchases of automobiles from manufacturers, which is not offered by the Company. There can be no assurance that the Company will be able to continue to compete successfully.

MANAGEMENT OF RAPID GROWTH

    The Company has experienced rapid growth and expansion of its business.
The Company's ability to support and manage continued growth is dependent upon, among other things, its ability to hire, train, supervise and manage the increased personnel. Furthermore, the Company's ability to manage portfolio delinquency and loss rates is dependent upon the maintenance of efficient collection procedures, adequate collection staffing, internal controls, and automated systems. There can be no assurance that the Company's personnel, procedures, staff, internal controls, or systems will be adequate to support such growth.

RESTRICTIONS IMPOSED BY THE TERMS OF THE COMPANY'S INDEBTEDNESS

    The Warehouse Line of Credit and the indentures governing the notes ("Notes") that the Company proposes to issue in April 1997("Indenture") and the notes ("1995 Notes") that the Company issued in December 1995("1995 Indenture") contain covenants limiting, among other things, the nature and amount of additional indebtedness that the Company may incur. These covenants could limit the Company's ability to withstand competitive pressures or adverse economic conditions, make acquisitions or take advantage of business opportunities that

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may arise. Failure to comply with these covenants could, as provided in the
Warehouse Line of Credit, permit the lender under the Warehouse Line of Credit to accelerate payment of the amounts borrowed under the facility or, as provided in the 1995 Indenture, permit the indenture trustee thereunder to accelerate payment of the 1995 Subordinated Debt.

POTENTIAL FOR ADDITIONAL SENIOR INDEBTEDNESS

    Under the Indenture and the 1995 Indenture, the Company will be permitted to incur substantial additional senior indebtedness. Based on the Company's consolidated stockholders' equity as of December 31, 1996, the Company would be permitted to borrow approximately $328 million in Senior Indebtedness. Effective January 17, 1997, an outstanding $3 million convertible subordinated note was converted into 480,000 shares of the Company's Common Stock. The anticipated sale of the Notes, as to which there can be no assurance, would increase the Company's outstanding subordinated indebtedness. The interest expense associated with the Notes and the potential interest expense associated with the maximum permitted Senior Indebtedness could substantially increase the Company's fixed charge obligations and could potentially limit the Company's ability to meet its obligations under the Notes.

ABILITY TO REPAY NOTES UPON ACCELERATED REDEMPTION

    Upon the occurrence of a Special Redemption Event (certain events or transactions that result in a change in control of the Company), each holder of the Notes or the 1995 Notes will have the right to require that the Company purchase the holder's notes at 100% of the principal amount plus accrued interest. If a Special Redemption Event should occur, there can be no assurance that the Company will have available funds sufficient to pay that purchase price for all of the notes that might be delivered by holders seeking to exercise such rights. In the event the Company is required to purchase outstanding notes pursuant to a Special Redemption Event, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing, and, if obtained, the terms of any such financing may be less favorable than the terms of the notes.

LITIGATION

    Because of the consumer-oriented nature of the industry in which the Company operates and the application of certain laws and regulations, industry participants are regularly named as defendants in class-action litigation involving alleged violations of federal and state laws and regulations and consumer law torts, including fraud. Many of these actions involve alleged violations of consumer protection laws. Although the Company is not involved in any material litigation, a significant judgment against the Company or within the industry in connection with any such litigation could have a material adverse effect on the Company's financial condition and results of operations.

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DEPENDENCE ON DEALERS

    The Company is dependent upon establishing and maintaining relationships with unaffiliated Dealers to supply it with Contracts. As of December 31, 1996 the Company was a party to Dealer Agreements with 2,182 Dealers. During the year ended December 31, 1996, no Dealer accounted for more than 2.3% of the Contracts purchased by the Company. The Dealer Agreements do not require Dealers to submit a minimum number of Contracts for purchase by the Company. The failure of Dealers to submit Contracts that meet the Company's underwriting criteria would have a material adverse effect on the Company's financial condition and results of operations.

CONTRACTUAL RECOURSE BY PURCHASERS OF CONTRACTS

    Purchasers of Contracts have recourse against the Company in the event of the Company's breach of its representations and warranties to the purchaser (relating to the enforceability and validity of the Contracts) or certain defaults with respect to the Contracts. In such cases, recourse is limited to requiring the Company to repurchase the Contracts in question. In the event the Company is required to repurchase a Contract, the Company will generally have similar recourse against the Dealer from which it purchased the Contract; however, there can be no assurance that any Dealer will have the financial resources to satisfy its repurchase obligations to the Company. Subject to any recourse against Dealers, the Company will bear any loss on repossession and resale of vehicles financed under Contracts repurchased by it from investors, which could have a material adverse effect on the financial condition and results of operations of the Company.

    At December 31, 1996, the Servicing Portfolio subject to recourse was
$483.1 million. To date, the Company has never been required to repurchase a Contract due to a breach of its representations and warranties to the trust. However, the Company has voluntarily repurchased Contracts from the trusts when the collateral suffers an uninsured casualty loss. In the event of a repurchase, the Company is not obligated to replace the Contract repurchased. For the year ended December 31, 1996, aggregate repurchases of Contracts with uninsured casualty losses, and the amount of losses thereon, were approximately $1.7 million. The Company may or may not continue its practice of voluntarily repurchasing Contracts from the trusts.

GOVERNMENT REGULATION

    The Company's business is subject to numerous federal and state consumer protection laws and regulations, which, among other things: (i) require the Company to obtain and maintain certain licenses and qualifications; (ii) limit the interest rates, fees and other charges the Company is allowed to charge;
(iii) limit or prescribe certain other terms of its Contracts; (iv) require the Company to provide specified disclosures; and (v) regulate certain servicing and collection practices and define its rights to repossess and sell collateral. An adverse change in existing laws or regulations, or in the interpretation thereof, the promulgation of any additional laws or regulations, the failure to comply with such laws and regulations or the expansion of the Company's business into jurisdictions with more stringent requirements could have a material adverse effect on the Company's financial condition and results of operations.

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OPERATING LOSSES IN PRIOR YEARS

    The Company incurred net losses for each of fiscal 1993 and 1994 of $1.5 million, and $1.8 million, respectively. Losses incurred through the end of fiscal 1993 were attributable primarily to the Company's relatively high degree of fixed operating costs as compared to its revenue in those years. The net loss for fiscal 1994 was attributable entirely to a one-time, non-cash accounting charge reflecting the release of the Escrow Shares. Although the Company generated net income of $6.7 million for fiscal 1995, $7.6 million for the nine-month transition period ended December 31, 1995, and $14.1 million for the year ended December 31, 1996, there can be no assurance that the Company will not sustain losses in the future.

DEPENDENCE ON KEY PERSONNEL

    The Company's success is largely dependent on the efforts of Charles E. Bradley, Jr., its President, Jeffrey P. Fritz, its Senior Vice President--Chief Financial Officer, and on Nicholas P. Brockman, William J. Brummund, Jr., Richard P. Trotter, Curtis K. Powell, and Mark A. Creatura, each of whom is a Senior Vice President responsible for a different aspect of the Company's operations. The Company has not entered into employment agreements with any of these individuals and the loss of the services of any of these individuals could have a material adverse effect on the Company. The Company has obtained "key man" life insurance on Messrs. Bradley and Fritz in the amount of $1.0 million each.

CONTROL OF THE COMPANY

    As of December 31, 1996, Charles E. Bradley, Jr., his father, Charles Bradley, Sr., and other members of his family beneficially owned 3,847,497 shares of outstanding Common Stock, and held options or other rights to acquire an additional 867,640 shares. Such shares represent approximately 27.0% of the outstanding Common Stock of the Company (or 31.2%, upon assumed exercise of all such options). As a result of their ownership of Common Stock, they and the other directors of the Company collectively are able, as a practical matter, to elect a majority of the Company's Board of Directors, to cause an increase in the authorized capital or the dissolution, merger or sale of the assets of the Company, and generally to direct the affairs of the Company.